Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Cash Dividend

ATLANTA, July 26, 2017 – RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a cash dividend of $0.06 per share payable September 11, 2017 to common stockholders of record at the close of business on August 10, 2017.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net